Innovus Pharmaceuticals Announces Progress in Fulfilling the Regulatory and Manufacturing Steps to Receive Market Authorization for FlutiCare® in Canada

-Company Also Updates on Additional Revenue-Generating Activity in that Country

SAN DIEGO, June 19, 2019 – Innovus Pharmaceuticals, Inc. ("Innovus Pharma" or the “Company”) (OTCQB Venture Market: INNV), an emerging commercial-stage pharmaceutical company that delivers safe, innovative and effective over-the-counter medicine and consumer care products to improve men’s and women's health and respiratory diseases, today announced that it has made significant progress on the regulatory and manufacturing steps needed to obtain market authorization from Health Canada to commercialize its FlutiCare® brand in Canada. The Company expects to secure the needed market authorization, manufacturing and supply of the product from an existing Canadian manufacturer during the second half of 2019 pending Health Canada approval.  The product is expected to be available as an over the counter drug (“OTC”) in that country and will not require a prescription.

“We are pleased to announce progress relating to our plans to commercialize FlutiCare® in Canada as this is will be our first international market for the product if approved by Health Canada,” said Innovus Pharma CEO, Dr. Bassam Damaj. “In addition to Canada, we are working with the regulatory bodies of several other countries to assess the requirements needed to file for market authorization in those countries,” Continued Dr. Damaj.

Additional Canadian Market Updates

In addition to FlutiCare®, the Company recently jointly announced with its former distribution partner, Acerus Pharmaceuticals, Inc., a Canadian company (“Acerus”), that it would be receiving back all the rights to its product UriVarx®, approved for the relief of symptoms of overactive bladder and urine incontinency by Health Canada. “Receiving the rights to the product back from Acerus, which allows Innovus Pharma to fully commercialize it under our sales and marketing platform, was the most logical step for us to take to ensure the full market potential of UriVarx® in Canada. We currently expect additional revenues of at least $1.5 million a year from the sales of the product in Canada versus the $0.5 million recognized for the previous year,” added Dr. Damaj.

“The Company continues to assess the performance of its partners in Canada and around the world and will continue to take steps to ensure that they perform to achieve maximum sales potential of our products. To that effect, the Company will no longer supply Apeaz® to Showcase, Inc., a Canadian company, as the marketing requirements through their platform as compared to the sales achieved by them from this product were not satisfactory to Innovus Pharma. Under our sales and marketing platform, Apeaz® is now our second-best performing product in Canada that we sell directly there after Diabasens® and is on track to achieve over $2 million in revenues for 2019,” stated Dr. Damaj.

In addition, the Company signed a direct media placement agreement with the largest media company in Canada and now has direct access to a very large number of print and online media publications to expand its sales and marketing platform in that country. In addition, the Company is in the process of negotiating a second direct placement agreement with the second largest media company in Canada to ensure that Innovus Pharma has access to most of the available print and online media publications in that country.

“Being able to secure direct media placement agreements to cover most of the Canadian print and online outlets has resulted in a lower cost of acquiring customers and thus higher profit margins. Canada has proven to be a game changer for Innovus Pharma and a key market to bring Innovus towards improved financial results,” said Ryan Selhorn, Chief Financial Officer of Innovus Pharma.  “We are moving to having at least 25% of our global annual net sales from that country by the end of 2019,” he continued.

In addition, the Company signed a fulfillment agreement with Stalco, Inc., located in Toronto, Canada, to fulfill all of its direct to consumer and Amazon“ Canadian orders and therefore, expects to lower the cost of shipping the product by at least 40%, which should improve the overall Company profit margins of Innovus Pharma.

The Company has 13 products approved and commercialized in Canada including Zestra®, Zestra Glide®, Uxor®, DiabaSens®, Vesele®, RecalMax®, UriVarx®, ProstaGorx®, BH Testosterone®, AllerVarx®, Xyralid® Cream, Xyralid® Suppositories, and Apeaz® and has filed or is in the process of filing for six additional products including, FlutiCare®, PeVarx®, Healthifeet®, Breastlift®, ArthriVarx® and CarvaNum®.

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging over the counter (“OTC”) consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases. Innovus Pharma delivers innovative and uniquely presented and packaged health solutions through its (a) OTC medicines and consumer and health products, which we market directly, (b) commercial partners to primary care physicians, urologists, gynecologists and therapists, and (c) directly to consumers through our on-line channels, retailers and wholesalers. The Company is dedicated to being a leader in developing and marketing new OTC and branded Abbreviated New Drug Application (“ANDA”) products. The Company is actively pursuing opportunities where existing prescription drugs have recently, or are expected to, change from prescription (or Rx) to OTC.

For more information, go to www.innovuspharma.com; www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.urivarx.com; www.sensumplus.com; www.myandroferti.com; www.beyondhumantestosterone.com; www.getbeyondhuman.com; www.trybeyondhuman.com; www.recalmax.com; www.prostagorx.com; www.zestra.com; www.zestraglide.com; www.fluticare.com; www.allervarx.com; www.apeaz.com; www.diabasens.com; www.supplementhunt.com and www.carvanum.com.

Innovus Pharma's Forward-Looking Safe Harbor:

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, to successfully receive appropriate regulatory approvals and to commercialize its various products in Canada and to achieve its other product development, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

Contact:

Innovus Pharma Investor Relations

Randy Berholtz

Tel: 858-249-7865

ir@innovuspharma.com